Exhibit 99.1

FOR IMMEDIATE RELEASE

JAVELIN PHARMACEUTICALS CEO TO PRESENT AT BIO 2006,
MASSACHUSETTS PAVILION

Reports 2006 Clinical and Corporate Milestones

Cambridge, MA, April 6 , 2006 -- Javelin Pharmaceuticals, Inc. (OTC BB: JVPH), a developer of innovative prescription pain medications, today announced that Daniel B. Carr, MD, Chief Executive Officer and Chief Medical Officer will provide a clinical update on its three late-stage product candidates and anticipated corporate milestones for 2006 at the BIO 2006 Annual Convention in Chicago. These milestones include advancement of two product candidates into Phase III clinical trials in the U.S., preparation for Dyloject™ product launch in Europe, and application for listing of Javelin on a national exchange. Dr. Carr's presentation will take place Tuesday, April 11, 2006 at 4:00 PM at the Massachusetts pavilion and will emphasize Javelin’s transition to a pre-commercialization stage company.

“Javelin’s productive past year set the pace for an exciting 2006,” stated Daniel B. Carr, MD, Chief Executive and Medical Officer. “Since becoming a public Company this past year, Javelin has broadened its investor base with top institutional holders and made significant progress in advancing our late-stage pipeline.” Dr. Carr continued, “In the third quarter of 2005, we received positive data from the European pivotal trial of Dyloject™ (Javelin’s novel injectable formulation of diclofenac, a leading analgesic for postoperative pain). We announced at the European Society of Regional Anesthesia and Pain Therapy (ESRA) comprehensive results showing improved onset of analgesic action, superior pain relief over the first two hours and superior safety compared to Novartis’ Voltarol® (a different formulation of injectable diclofenac marketed in Europe). Also in the fourth quarter, we announced that we met our primary endpoint in a dose-response trial with Rylomine™ (Javelin’s intranasal morphine product for acute pain). On the commercialization front, we filed our first marketing authorization application (MAA) and initiated pre-marketing activities in anticipation of a European launch of Dyloject™. Preliminary data from our US Phase IIb trial demonstrate that Dyloject™ provides a quicker onset of analgesic action to Ketrolac (the sole competing product in the US market).

In 2006, the Company plans to announce the results of at least two pivotal Phase III clinical trials in the Dyloject™ and Rylomine™ programs. New Phase II results for Rylomine™ will be announced at the American Pain Society Meeting (APS) in May.

2006 Clinical and Corporate Milestones

Dyloject™ (parenteral diclofenac): Javelin Pharmaceuticals will have an end-of-Phase II meeting with the FDA in the first half of 2006. After this FDA meeting, Javelin plans to initiate the US Phase III program in patients suffering from moderate-to-severe pain. Top line Phase IIb US trial results were announced in January, showing that Dyloject™ met its primary endpoint of linear dose-response for pain relief over six hours. Comprehensive data will be presented at an upcoming medical meeting in 2006. In October 2005, the UK Medicines and Healthcare Products Regulatory Agency (MHRA) accepted for review Javelin’s MAA for Dyloject™. Javelin reported that, based on Dyloject’s exciting clinical profile, it is proceeding toward European market preparation and pre-launch activities. The Company’s plans are designed to strengthen a European launch of Dyloject™, complemented by the continuation of discussions with potential partners for either regional or global distribution, or both.

Rylomine™ (intranasal morphine): In early 2006, Javelin has had its end-of-Phase II meeting with the FDA for Rylomine™. Javelin plans to initiate a pivotal registration program in the US consisting of several randomized, well-controlled, double-blinded Phase III trials in 2006.

PMI-150 (intranasal ketamine): As a result of the dose-response data from previously announced studies and information gathered from a meeting with the FDA, Javelin optimized the nasal formulation and delivery system. In 2005, Javelin completed the device and formulation bioequivalency programs and initiated Phase II studies. The Company continues to enroll in its Phase II clinical trials in the US of PMI-150, a proprietary formulation of ketamine for the treatment of moderate-to-severe pain. Top line data will be available in 2006.

About Javelin:

With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.

Forward-looking Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Dyloject™, Rylomine™ and PMI-150, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Dyloject™, Rylomine™ and PMI-150; we may not be able to meet anticipated development timelines for Dyloject™, Rylomine™ and PMI-150 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.javelinpharmaceuticals.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Contacts:
June Gregg Javelin Pharmaceuticals, Inc. (212) 554-4550 jgregg@javelinpharmaceuticals.com x105bmurphy@lavoiegroup.com	Bryan P. Murphy LaVoie Group (781) 596.0200

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